Consent of Independent Registered Public Accounting Firm

Iconix Brand Group, Inc.
New York, New York

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 20, 2006, except for Note 19 which is as of September 27, 2006, relating to the consolidated financial statements and our reports dated March 20, 2006 relating to the financial statement schedule, and to the effectiveness of Iconix Brand Group, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005.

/s/ BDO Seidman, LLP

New York, New York
October 19, 2006